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                                                                     EXHIBIT 5.1

                          [Robert G. Jones letterhead]

July __, 2003

Arch Western Finance, LLC
One CityPlace Drive, Suite 300
St. Louis, MO  63141

Ladies and Gentlemen:

         I am the Vice President-Law and General Counsel of Arch Coal, Inc., a Delaware corporation ("Arch Coal"), and have acted as counsel to Arch Western Finance, LLC, a Delaware limited liability company (the "Company"), Arch Western Resources, LLC, a Delaware limited liability company ("Arch Western"), Arch of Wyoming, LLC, a Delaware limited liability company ("Arch of Wyoming"), Mountain Coal Company, L.L.C., a Delaware limited liability company ("Mountain Coal") and Thunder Basin Coal Company, L.L.C., a Delaware limited liability company ("Thunder Basin" and with Arch Western, Arch of Wyoming and Mountain Coal collectively, the "Guarantors") in connection with the Registration Statement of Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $700,000,000 aggregate principal amount of its 6 3/4 Senior Notes due 2013 (the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Notes. The Exchange Notes will be offered by the Company in exchange for $700,000,000 aggregate principal amount of its outstanding 6 3/4% Senior Notes due 2013. The Exchange Notes and the GuaranteeS will be issued under an indenture dated as of June 25, 2003 (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee.

         In connection with rendering the opinions set forth below, I have examined the Registration Statement, the Prospectus contained therein, the Indenture, which has been filed with the SEC as exhibit to the Registration Statement, the respective constituent documents of the Company and the Guarantors and resolutions adopted by the respective managing members of the Company and the Guarantors, and I have made such other investigation as I have deemed appropriate. As to questions of fact material to this opinion letter, I have examined and relied upon certificates of public officials. I have not independently established any of the facts so relied on.

         For purposes of this opinion letter, I have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to me is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original and that all signatures (other than signatures on behalf of the Company, the Guarantors or Arch Coal) on each such document are genuine. I further have assumed the legal capacity of natural persons, and I have assumed that each party to the documents I have examined or relied on (other than the Company, the


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Arch Western Finance, LLC
July__, 2003
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Guarantors or Arch Coal) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. I have not verified any of those assumptions.

         The opinions expressed in this opinion letter are limited to the laws of the State of Missouri (excluding its conflict of laws rules) and the Limited Liability Company Act of the State of Delaware. I am not opining on, and I assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

         Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is my opinion that:

         1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly endorsed on the Exchange Notes, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

         My opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         I am furnishing this opinion letter to you solely in connection with the Registration Statement filed by the Company and the Guarantors with the SEC under the Securities Act of 1933, as amended, relating to the issuance by the Company of the Exchange Notes and the issuance by the Guarantors of the Guarantees. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent. This opinion is as of the date hereof, and I have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.

                  I hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Yours truly,

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Arch Western Finance, LLC
July__, 2003
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                                          /s/ ROBERT G. JONES
                                          Robert G. Jones
                                          Vice President-Law and General Counsel